FOR IMMEDIATE RELEASE

CURTISS-WRIGHT REPORTS 2005 THIRD QUARTER AND NINE
MONTH FINANCIAL RESULTS

-   - -

Sales Increased 15%, Operating Income 27%, and Net Earnings 19% in the Third Quarter
of 2005, Respectively;

Backlog at Record Level

ROSELAND, NJ – October 27, 2005 – Curtiss-Wright Corporation (NYSE: CW) today reports financial results for the third quarter and nine months ended September 30, 2005. The highlights are as follows:

Third Quarter 2005 Operating Highlights

•	Net sales for the third quarter of 2005 increased 15% to $271.4 million from $236.6 million in the third quarter of 2004.

•	Operating income in the third quarter of 2005 increased 27% to $32.4 million from $25.5 million in the third quarter of 2004. In the third quarter of 2004, the Company incurred approximately $1.3 million of costs related to compliance with Sarbanes-Oxley Section 404.

•	Net earnings for the third quarter of 2005 increased 19% to $17.5 million, or $0.80 per diluted share, from $14.7 million, or $0.68 per diluted share, in the third quarter of 2004. The increase in the 2005 third quarter net earnings included a $1.1 million after-tax increase in interest expense (approximately $0.05 per diluted share). The net earnings for the third quarter of 2004 include a tax benefit of $0.6 million (approximately $0.03 per diluted share).

•	New orders received in the third quarter of 2005 were $277.2 million, up 16% compared to the third quarter of 2004.

Nine Months 2005 Operating Highlights

•	Net sales for the first nine months of 2005 increased 21% to $813.0 million from $673.9 million in the first nine months of 2004.

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•	Operating income in the first nine months of 2005 increased 22% to $93.1 million from $76.0 million in the first nine months of 2004. Operating income in the first nine months of 2005 includes a gain of $2.8 million related to the sale of non-operating property. In the first nine months of 2004, the Company incurred approximately $1.7 million of costs related to compliance with Sarbanes-Oxley Section 404.

•	Net earnings for the first nine months of 2005 increased 12% to $50.0 million, or $2.28 per diluted share, from $44.7 million, or $2.08 per diluted share in the first nine months of 2004. The increase in the 2005 net earnings included a $3.5 million after-tax increase in interest expense (approximately $0.16 per diluted share).

•	New orders received in the first nine months of 2005 were $888.0 million, up 30% compared to the first nine months of 2004. At September 30, 2005, backlog increased 20% to a new record high of $752.1 million from $627.7 million at December 31, 2004.

“We are pleased to report higher sales, operating income, and net earnings for the third quarter and first nine months of 2005,” commented Martin R. Benante, Chairman and CEO of Curtiss-Wright Corporation. “Our new orders were strong for the first nine months of 2005 and our backlog is at a new record level, which provides us with good momentum for the rest of the year and into 2006. We experienced strong overall organic growth in sales and operating income of 8% and 19%, respectively, in the first nine months of 2005. Our strong organic sales growth occurred primarily in the oil and gas and commercial and defense aerospace markets. Many of our military programs are progressing through the procurement cycle and we expect a ramp-up in the fourth quarter of this year. In addition, we continue to progress on several developmental contracts that should provide us future opportunities with improved profitability. We are continuing to integrate our acquisitions and these integration efforts are beginning to improve profitability that is expected to continue throughout the remainder of the year and into the future.”

Sales

Sales growth in 2005 for the three and nine months ended September 30, 2005 compared to 2004 was achieved through a combination of organic growth in some of our base businesses and the contributions from our 2004 and 2005 acquisitions. Overall organic growth was 8% for both the three and nine months ended September 30, 2005 over the prior year periods. This organic sales growth was led by our Metal Treatment segment, which experienced strong organic growth of 11%, followed by our Motion Control and Flow Control segments at 7% and 6%, respectively, for the first nine months of 2005. Acquisitions made since June 30, 2004 contributed $17.3 million and $84.8 million in incremental sales for the quarter and nine months ended September 30, 2005, respectively, over the comparable prior year periods.

In our base businesses, higher sales from our Metal Treatment segment of global shot peening services, higher sales from our Motion Control segment to the military aerospace, global commercial aerospace OEM and repair and overhaul, and general industrial markets, and higher

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sales from our Flow Control segment to the oil and gas market, all contributed to the organic growth in the first nine months of 2005. In addition, foreign currency translation favorably impacted sales by $0.2 million and $4.5 million for the three and nine months ended September 30, 2005, as compared to the prior year periods.

Operating Income

Operating income for the three and nine months ended September 30, 2005 increased 27% and 22%, respectively, over the 2004 prior year periods. The increases were due to higher sales volumes and previously implemented cost control initiatives. Our consolidated operating income margins were 12.0% and 11.5% for the three and nine months ended September 30, 2005, respectively, an improvement over the comparable prior year periods. Overall, organic operating income organic growth was 28% and 19% for the three and nine months ended September 30, 2005, respectively, compared to the prior year periods. All three operating segments experienced strong organic operating income growth, led by our Metal Treatment segment, at 28% and 19% for the three and nine months ended September 30, 2005, respectively, over the prior year periods. Operating income for the nine months ended September 30, 2005 includes a gain of $2.8 million related to the sale of non-operating property. The higher segment operating income was partially offset by higher pension expense from the Curtiss-Wright Pension Plans of $0.2 million and $1.1 million for the three and nine months ended September 30, 2005, respectively, over the comparable prior year periods. In addition, foreign currency translation favorably impacted operating income by $0.1 million and $0.9 million for the three and nine months ended September 30, 2005, respectively, compared to the prior year periods.

Net Earnings

Net earnings increased 19% and 12% for the three and nine months ended September 30, 2005, respectively, over the comparable prior year periods. The improvement was due to strong operating income from our business segments, which increased $6.6 million and $14.3 million for the three and nine months ended September 30, 2005, respectively, over the prior year periods. Curtiss-Wright achieved strong growth in the oil and gas, shot peening, military aerospace, and commercial power generation markets. Higher interest expense, due to both higher debt levels and higher interest rates, lowered net earnings in the third quarter and first nine months of 2005 by $1.1 million and $3.5 million, respectively.

Segment Performance

Flow Control – Sales for the third quarter of 2005 were $112.1 million, up 19% over the comparable period last year due to solid organic growth and the contributions from the 2004 acquisitions. Sales from the base businesses increased 10% in the third quarter of 2005 as compared to the prior year period. The organic sales growth was primarily from higher sales to the oil and gas market, led by higher demand for the Coker valve products, and higher sales of valves

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and development contract work to the U.S. Navy. The improvement was partially offset by lower sales of electromechanical pump products to the U.S. Navy due to the timing of customer driven delivery schedules. Sales of this business segment also benefited from favorable foreign currency translation of $0.3 million in the third quarter of 2005 compared to the prior year period.

Operating income for this segment increased 40% in the third quarter of 2005 compared to the prior year period mainly due to the strong organic operating income growth of 32%. The improvement was due to the higher sales volume and favorable sales mix for our oil and gas products, previously implemented cost control initiatives, higher sales volume for our valve products to the U.S. Navy, and the contributions from the 2004 acquisitions.

Motion Control – Sales for the third quarter of 2005 of $110.2 million increased 13% over last year, principally due to organic growth and the contributions from the 2004 and 2005 acquisitions. Sales from the base businesses increased 4% in the third quarter of 2005 as compared to the prior year period. This organic sales growth was due primarily to higher sales of OEM and spares products and repair and overhaul services to the commercial aerospace market and increased F/A-22 production and F-16 spares sales to the military aerospace market, as compared to the prior year period. Partially offsetting these increases are lower sales of embedded computing products to the aerospace and ground defense markets. Foreign currency translation had minimal negative impact on sales for the third quarter of 2005 as compared to the prior year period.

Operating income for this segment increased 8% for the third quarter of 2005 compared to the prior year period mainly due to the strong organic operating income growth of 15%. The increase was driven primarily by higher sales volume mentioned above and previously implemented cost control initiatives. The improvement was partially offset by cost overruns on certain military contract work, mainly for the 767 Tanker program.

Metal Treatment – Sales for the third quarter of 2005 of $49.0 million were 10% higher than the comparable period last year. The improvement, all of which was organic, was driven by higher global shot peening revenues from the aerospace market. In addition, sales for the coatings division also increased due to improved economic conditions. Foreign currency translation negatively impacted sales by $0.1 million in the third quarter of 2005 as compared to the prior year period.

Operating income increased 27% for the third quarter of 2005 as compared to the prior year period, primarily as a result of the higher sales volume and lower medical insurance costs.

Mr. Benante concluded, “In 2005, we continue to demonstrate our ability to generate long-term shareholder value by growing our sales and earnings. Our historical performance has demonstrated our ability to execute our strategy and achieve our financial targets. Our strong performance in 2005 continues this trend as we have grown operating profit at a pace greater than our sales. We expect the fourth quarter of 2005 to be strong as many of our defense programs ramp up, our commercial markets continue to strengthen, and we realize the benefits of integration efforts. Our diversification strategy and emphasis on new technologies, many of which are only at the

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beginning of their life cycles, should continue to generate growth opportunities in each of our three business segments for the remainder of 2005 and beyond.”

2005 Management Guidance

We are tightening our full year 2005 guidance range to reflect current market conditions. We expect to achieve revenues in the range of $1,100 million to $1,125 million, operating income in the range of $135 - $140 million, which includes $2 million of pension expense from the Curtiss-Wright Pension Plans, and earnings per share in the range of $3.30 to $3.45 per share. Events occurred in the third quarter which will impact our annual results. First is the Boeing strike. Second is a procurement decision by the U.S. Navy to only acquire one new Recovery Assist, Secure and Traverse (RAST) system in 2005. Previously, the U.S. Navy had indicated that three new systems would be purchased in 2005 which we included in our previous guidance. The revised guidance above reflects the expected impact of these two previously unforeseen events.

This guidance reflects our expectations of 15-20% growth in revenue, 20-25% growth in operating income, and 10 – 15% growth in EPS. EPS guidance is based on estimated fully diluted shares outstanding of 22 million for the full year 2005. Full year free cash flow (cash flow from operating activities less capital expenditures) is expected to be between $40 and $50 million for 2005.

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The Company will host a conference call to discuss the third quarter 2005 results at 9:00 EST Friday, October 28, 2005. A live webcast of the call can be heard on the Internet by visiting the company’s website at www.curtisswright.com and clicking on the investor information page or by visiting other websites that provide links to corporate webcasts.

(Tables to Follow)

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CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Change		Nine Months Change
	2005	2004	2005	2004	$	%	$	%

Net sales	$271,355	$236,574	$813,035	$673,935	$34,781	14.70%	$139,100	20.64%
Cost of sales	177,840	154,725	533,452	444,469	23,115	14.94%	88,983	20.02%

Gross profit	93,515	81,849	279,583	229,466	11,666	14.25%	50,117	21.84%

Research & development expenses	8,504	8,443	30,312	24,409	61	0.72%	5,903	24.18%
Selling expenses	16,738	17,413	51,633	44,760	(675)	-3.88%	6,873	15.36%
General and administrative expenses	35,046	30,033	105,015	83,071	5,013	16.69%	21,944	26.42%
Environmental remediation and administrative expenses, net	188	200	844	491	(12)	-6.00%	353	71.89%
Pension expense, net	500	295	1,500	377	205	69.49%	1,123	297.88%
Loss (Gain) on sale of real estate and fixed assets.	98	(6)	(2,827)	311	104	-1733.33%	(3,138)	1009.00%

Operating income	32,441	25,471	93,106	76,047	6,970	27.36%	17,059	22.43%

Other income (expenses), net	279	179	(421)	300	100	55.87%	(721)	-240.33%
Interest expense	(4,912)	(3,135)	(13,993)	(8,418)	(1,777)	56.68%	(5,575)	66.23%

Earnings before income taxes	27,808	22,515	78,692	67,929	5,293	23.51%	10,763	15.84%
Provision for income taxes	10,289	7,795	28,716	23,276	2,494	31.99%	5,440	23.37%

Net earnings	$17,519	$14,720	$49,976	$44,653	$2,799	19.02%	$5,323	11.92%

Basic earnings per share	$0.81	$0.69	$2.31	$2.11

Diluted earnings per share	$0.80	$0.68	$2.28	$2.08

Dividends per share	$0.09	$0.09	$0.27	$0.27

Weighted average shares outstanding:
Basic	21,688	21,359	21,603	21,122
Diluted	21,973	21,715	21,890	21,476

Certain prior year information has been reclassified to conform to current presentation.

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CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30, 2005	December 31, 2004	Change
			$	%

Assets
Current Assets:
Cash and cash equivalents	$47,685	$41,038	$6,647	16.2%
Receivables, net	245,437	214,084	31,353	14.6%
Inventories, net	147,862	115,979	31,883	27.5%
Deferred income taxes	26,157	25,693	464	1.8%
Other current assets	9,922	12,460	(2,538)	-20.4%

Total current assets	477,063	409,254	67,809	16.6%

Property, plant, and equipment, net	268,224	265,243	2,981	1.1%
Prepaid pension costs	76,339	77,802	(1,463)	-1.9%
Goodwill, net	391,623	364,313	27,310	7.5%
Other intangible assets, net	157,707	140,369	17,338	12.4%
Other assets	14,226	21,459	(7,233)	-33.7%

Total Assets	$1,385,182	$1,278,440	$106,742	8.3%

Liabilities
Current Liabilities:
Short-term debt	$909	$1,630	$(721)	-44.2%
Accounts payable	65,979	65,364	615	0.9%
Accrued expenses	58,766	63,413	(4,647)	-7.3%
Income taxes payable	19,317	13,895	5,422	39.0%
Other current liabilities	41,379	52,793	(11,414)	-21.6%

Total current liabilities	186,350	197,095	(10,745)	-5.5%
Long-term debt	409,060	340,860	68,200	20.0%
Deferred income taxes	49,050	40,043	9,007	22.5%
Accrued pension & other postretirement benefit costs	73,795	80,612	(6,817)	-8.5%
Long-term portion of environmental reserves	22,829	23,356	(527)	-2.3%
Other liabilities	26,686	20,860	5,826	27.9%

Total Liabilities	767,770	702,826	64,944	9.2%

Stockholders’ Equity
Common stock, $1 par value	25,493	16,646	8,847	53.1%
Class B common stock, $1 par value	—	8,765	(8,765)	-100.0%
Additonal paid in capital	59,699	55,885	3,814	6.8%
Retained earnings	645,195	601,070	44,125	7.3%
Unearned portion of restricted stock	(17)	(34)	17	-50.0%
Accumulated other comprehensive income	23,218	36,797	(13,579)	-36.9%

	753,588	719,129	34,459	4.8%
Less: cost of treasury stock	136,176	143,515	(7,339)	-5.1%

Total Stockholders’ Equity	617,412	575,614	41,798	7.3%

Total Liabilities and Stockholders’ Equity	$1,385,182	$1,278,440	$106,742	8.3%

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CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SEGMENT INFORMATION
(In thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,

	2005	2004	% Change	2005	2004	% Change

Sales:
Flow Control	$112,126	$94,204	19.0%	$335,863	$269,804	24.5%
Motion Control	110,242	97,727	12.8%	328,180	272,649	20.4%
Metal Treatment	48,987	44,643	9.7%	148,992	131,482	13.3%

Total Sales	$271,355	$236,574	14.7%	$813,035	$673,935	20.6%

Operating Income:
Flow Control	$13,800	$9,845	40.2%	$36,905	$28,930	27.6%
Motion Control	11,203	10,417	7.5%	30,331	28,731	5.6%
Metal Treatment	8,618	6,805	26.6%	25,547	20,821	22.7%

Total Segments	33,621	27,067	24.2%	92,783	78,482	18.2%
Pension Expense	(500)	(295)	69.5%	(1,500)	(377)	297.9%
Corporate & Other	(680)	(1,301)	-47.7%	1,823	(2,058)	-188.6%

Total Operating Income	$32,441	$25,471	27.4%	$93,106	$76,047	22.4%

Operating Margins:
Flow Control	12.3%	10.5%		11.0%	10.7%
Motion Control	10.2%	10.7%		9.2%	10.5%
Metal Treatment	17.6%	15.2%		17.1%	15.8%
Total Curtiss-Wright	12.0%	10.8%		11.5%	11.3%

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About Curtiss-Wright

Curtiss-Wright Corporation is a diversified company headquartered in Roseland, New Jersey. The Company designs, manufactures and overhauls products for motion control and flow control applications and provides a variety of metal treatment services. The firm employs approximately 5,900 people. More information on Curtiss-Wright can be found at www.curtisswright.com.

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Certain statements made in this release, including statements about future revenue, organic revenue growth, annual revenue, net income, organic operating income growth, future business opportunities, and cost saving initiatives, and future cash flow from operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in competitive marketplace and/or customer requirements; a change in government spending; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace, defense contracting, electronics, marine, and industrial companies. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and subsequent reports filed with the Securities and Exchange Commission.

This press release and additional information is available at www.curtisswright.com.

Contact:	Alexandra M. Deignan (973) 597-4734 adeignan@curtisswright.com